Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Conduit Pharmaceuticals Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	Other(2)	22,004,465	(3)	$0.1291	(2)	$2,840,777	0.00014760	$420
	Total Offering Amounts							$2,840,777		$420
	Total Fees Previously Paid									$0
	Total Fee Offsets									$0
	Net Fee Due									$420

(1)	Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the Registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.
(2)	With respect to the shares of common stock offered by the selling securityholders, estimated at $0.1291 per share, the average of the high and low prices of the Registrant’s common stock (“Common Stock”) as reported on The Nasdaq Global Market on August 30, 2024, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.
(3)	Consists of (i) 9,504,465 shares of Common Stock issued to AstraZeneca AB (PUBL) in connection with that certain Stock Issuance Agreement and that certain License Agreement both dated as of August 7, 2024 and (ii) 12,500,000 shares of Common Stock issued to Nirland Limited in connection with that certain Senior Secured Promissory Note and that certain Security Agreement both dated as of August 6, 2024.